Exhibit 10.2

ADDENDUM TO LEASE

Pursuant to Clause 1 of the Lease Agreement between JH Realty LLC, the “Lessor”, and Spheric Technologies, Inc., the “Lessee” where such Clause state:

1. Term. This Lease shall be for a term of one (1) year, commencing on November 15, 2007, but may be renewed by the Lessee as provided herein.

No additional Clause or portion of the original Lease Agreement contains language or provision regarding extension or renewal of the lease term, so the parties agree to that language as follows:

23. The Lease may be renewed past the one year term (ending November 14, 2008) for periods to be agreed upon but typically not less than twelve months. Upon renewal after the initial one year term, rent may be adjusted by Lessor to the current market rate upon similar premises for 85008 zip code for the initial renewal period and to escalate at no greater than 5% per annum each twelve month period following the initial renewal. All other Clauses, Terms and Conditions of this Lease will remain constant and in force upon renewal unless alteration is jointly agreed by both Lessor and Lessee. Lessee agrees to provide Lessor minimum 90 day notice from end of Lease of intention to renew for further periods.

EXECUTED this 15 day of November, 2007 to be effective immediately.

LESSOR:

JH REALTY, LLC

By:	/s/ Joseph Hines
Joseph Hines, President

LESSEE:

SPHERIC TECHNOLOGIES, INC.

By:	/s/ Michael Kirksey
Michael Kirksey, Vice President